Exhibit 99.1

Procore Announces Two Leadership Appointments

Paul Lyandres transitions to president of fintech and Howard Fu is promoted to CFO

CARPINTERIA, Calif., May 8, 2023 – Procore Technologies, Inc. (NYSE: PCOR), a leading global provider of construction management software, today announced two leadership appointments, effective May 8. After four years as chief financial officer (CFO) and treasurer at Procore, Paul Lyandres is stepping into the newly-created president of fintech role to lead the Fintech organization at Procore. After two years as Procore’s senior vice president (SVP) of finance, Howard Fu is assuming the role of CFO and treasurer and will oversee Procore’s global finance organization.

“I’m proud to welcome Paul Lyandres into his new role as President of Fintech and Howard Fu as CFO,” said Tooey Courtemanche, founder, president and chief executive officer of Procore. “The depth and caliber of our leadership team will propel Procore into our next phase of durable, efficient growth.”

At Procore, Lyandres has served in various business operations and development, strategy, and corporate development roles. Most recently, he served as the company’s CFO and treasurer since July 2019, overseeing the global finance organization. Prior to joining Procore in 2014, Lyandres worked for Bessemer Venture Partners (BVP), a venture capital firm, where he concentrated on investments with a special focus on vertical software. Prior to BVP, Lyandres spent time in private equity at Summit Partners and sales at Pentaho.

“Howard is a true technology finance leader and SaaS industry veteran, who I have had the privilege of working closely with for the past couple years. He has garnered tremendous respect with our Board of Directors, our leadership team and across the organization and is primed to lead Procore,” said Paul Lyandres, president of fintech at Procore. “I look forward to taking on my new role as President of Fintech to help solve some of construction’s biggest challenges.”

Fu has more than 20 years of experience in finance leadership positions with companies such as Visa, Salesforce, LinkedIn, and DocuSign. Most recently, he served as senior vice president of finance at Procore, where he oversaw the financial planning and analysis, investor relations, corporate reporting and insights, procurement, sales incentive compensation, and stock administration functions. Previously, he served as vice president of financial planning and analysis at DocuSign, where he was a key contributor to the company’s IPO and led their finance team through the company’s initial growth phase as a public company. Prior to DocuSign, he led the sales finance and M&A finance teams at Salesforce as the company continued to grow at scale.

“I’m energized by the chance to continue helping Procore reach new levels of success,” shared Howard Fu, CFO of Procore. “The value Procore brings to customers and our people-first culture are undeniable differentiators.”

About Procore

Procore is a leading global provider of construction management software. Over one million projects and more than $1 trillion USD in construction volume have run on Procore’s platform. Procore’s platform connects key project stakeholders to solutions Procore has built specifically for the construction industry—for the owner, the general contractor, and the specialty contractor. Procore’s App Marketplace has a multitude of partner solutions that integrate seamlessly with Procore’s platform, giving construction professionals the freedom to connect with what works best for them. Headquartered in Carpinteria, California, Procore has offices around the globe. Learn more at Procore.com.

Media Contact

Elizabeth Locke

press@procore.com

Investor Contact

Matthew Puljiz

ir@procore.com

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